Exhibit 99.1

Blueknight Energy Partners Announces 160-Mile Pipeline Project to Serve Eaglebine Crude Producers

Pipeline will link producers to Gulf Coast Refineries and the Houston Ship Channel

OKLAHOMA CITY/HOUSTON, TX, August 6, 2014 - Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (NASDAQ: BKEP) (NASDAQ: BKEPP), today announced plans to build a major pipeline linking the emerging East Texas Eaglebine/Woodbine crude oil resource play to Oiltanking Houston, a crude oil and product terminal on the Houston Ship Channel, owned and operated by Oiltanking Partners, L.P. (NYSE: OILT). The project is backed by long-term shipper commitments, one of which is a transportation agreement with a joint venture between Vitol, a diversified multinational energy company, which also owns 50% of BKEP’s general partner, and SEI Energy, LLC, a natural gas and crude oil marketer/producer services company with offices in Tennessee, Texas, Virginia and Oklahoma.

Blueknight will construct a 160-mile, 16-inch diameter pipeline originating in Madison County and running south through Leon, Walker and Houston counties. The pipeline will have an initial capacity of 100,000 BPD, will be expandable up to 200,000 BPD and serve Eaglebine/Woodbine crude oil producers via two origination stations located near North Zulch and Madisonville with a third station near Roans Prairie planned to accommodate future production growth in the area. The pipeline will have the capability to segregate and batch crude oil in order to help producers capture value for this premium product. Construction on the pipeline will start immediately and is expected to be complete by March 2016. The pipeline is estimated to cost approximately $300 million, subject to final pipeline design and shipper commitments, and is anticipated to be financed using a combination of debt and equity.

“This is a transformative project for our company in terms of scale and scope,” said Mark Hurley, BKEP’s Chief Executive Officer. “The Eaglebine/Woodbine region is emerging as one of the most prolific crude oil plays in the country and the area needs new infrastructure to realize its full potential. Our project, which will be known as the Knight Warrior Pipeline, represents a significant investment in a new system to ensure crude oil producers have access to key refining markets. Moreover, our ability to increase the capacity of this pipeline in the future is an important feature of the project as we see strong interest from producers to expand their presence and activity in the Eaglebine/Woodbine play.”

“We are pleased to be working with Oiltanking to enhance the Knight Warrior Pipeline’s connectivity,” Hurley said. “With Oiltanking Houston as the termination point, our customers will have a direct link to the Gulf Coast refinery complex, as well as other U.S. and foreign markets through their extensive waterfront capabilities.”

“One of Blueknight’s core principles is being a responsible corporate citizen and sharing our success with the communities in which we operate. The Knight Warrior name recognizes the legacy, commitment and sacrifices of U.S. military veterans and their families,” Hurley said. “We want to honor our veterans, many of whom have been injured while protecting our freedom during combat duty overseas. Beyond the name of the pipeline, we actively reach out to hire veterans for positions throughout our company. We will continue to support organizations that share our passion to help our veterans improve their lives and opportunities. Therefore, a portion of the proceeds from this project and others in the future will be donated to charities supporting our veterans.”

Forward-Looking Statements
This release may include forward-looking statements. Statements included in this release that are not historical facts are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, expectations regarding the development of the Knight Warrior Pipeline, including the expected timing, costs and profitability of such project. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of approximately 7.8 million barrels of crude oil storage located in Oklahoma and Texas, approximately 6.6 million barrels of which are located at the Cushing Oklahoma Interchange, approximately 920 miles of crude oil pipeline located primarily in Oklahoma and Texas, approximately 300 crude oil transportation and oilfield services vehicles deployed in Kansas, Colorado, New Mexico, Oklahoma and Texas and approximately 7.0 million barrels of combined asphalt product and residual fuel oil storage located at 42 terminals in 21 states. BKEP provides integrated services for companies engaged in the production, distribution and marketing of crude oil, asphalt and other petroleum products. BKEP is headquartered in Oklahoma City, Oklahoma. For more information, visit the Partnership's web site at www.bkep.com.

BKEP Investor Relations:

918-237-4032; investor@bkep.com

or

Media Contact:
Brent Gooden, 405-715-3232 or 405-818-1900